UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 3, 2011

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72097	74-2897368
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida (Address of principal executive offices)	33913 (Zip Code)

(239) 768-0600
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

Effective as of February 3, 2011, Marvin Jaffe has resigned from the board of directors of NeoGenomics, Inc (“NeoGenomics).

Effective as of February 3, 2011, Raymond R. Hipp, age 68, has been appointed to the board of directors of NeoGenomics and will serve as its Audit Committee Chairperson. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors.  From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services.  From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services.  Prior to that, Mr. Hipp held senior executive positions with several other firms.  Mr. Hipp has a B.S. from Southeast Missouri State University.  Mr. Hipp is a director and serves on the audit committee for Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company.

Mr. Hipp will receive a stipend of $25,000 per year for service as a non-officer director and will receive an additional $5,000 per year to serve as the audit committee chairperson.  In addition he will receive $1,000 for each board meeting attended in person and $500 for a telephonic board meeting.  He will also receive $500 for each in-person audit committee meeting as well as $250 for each telephonic audit committee meeting.

On February 3, 2011, Mr. Hipp received a grant of 60,000 warrants at an exercise price of $1.50 per share, which was the closing price of NeoGenomics’ common stock the day before the grant.  These warrants will vest over 36 months and have a five year term.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

99.1	Press Release dated February 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: February 10, 2011

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 10, 2011